SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 4, 2008

Intersil Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road, Milpitas, CA	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-8888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 4, 2008 Intersil Corporation (“Intersil”) and Intersil’s President and Chief Executive Officer, David B. Bell (“Mr. Bell”), entered into an Employment Agreement (the “Agreement”) superseding an employment agreement between Intersil and Mr. Bell which became effective on April 2, 2007.

Under the terms of the Agreement, Mr. Bell will be employed as President and Chief Executive Officer of Intersil. The initial term of the Agreement is March 15, 2008 through March 15, 2010 with the term being automatically extended for successive one-year periods beginning March 15, 2010 unless either party gives the other party six (6) months prior written notice of non-renewal. Mr. Bell will be nominated as a member of the Board during each year of his employment. Mr. Bell’s annual base salary will be $575,000 per year and he will be eligible for an annual bonus of $575,000 which may be adjusted upward or downward depending on the Company’s performance. Mr. Bell will also be granted options to purchase 180,000 shares of the Intersil Class A Common Stock, at an exercise price equal to the closing price of the stock on the NASDAQ exchange on April 1, 2008 and vesting over a four-year period. Mr. Bell will also be granted 40,000 performance-based deferred stock units (“DSUs”) on April 1, 2008 that will become vested on April 1, 2011. This award may be adjusted upward or downward at the conclusion of a three-year performance period depending on Intersil’s revenue growth and operating income growth relative to its peer group as determined by the Compensation Committee of Intersil’s Board of Directors, with a maximum possible award of 60,000 DSUs and a minimum possible award of no DSUs. Mr. Bell will be entitled to certain severance benefits in the event that his employment is involuntarily terminated or terminated without cause during the employment term consisting of two years of base salary, payments of $287,500 for each of the four subsequent semiannual executive incentive plan bonus periods, accelerated vesting of his DSUs and stock options in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of his termination (in no event less than 50% vesting upon an Involuntary Termination or Termination without Cause), vesting of a pro-rated number of unvested performance-based DSUs to the extent applicable performance levels are achieved, health insurance with premiums paid by Intersil until such time as he becomes eligible for Medicare or becomes covered under another employer’s medical plan. Severance benefits are conditioned on Mr. Bell agreeing to confidentiality, non-solicitation and non-competition obligations.

On April 4, 2008, Intersil and Mr. Bell entered into an Executive Change in Control Severance Benefits Agreement (the “Change in Control Agreement”) superseding a change in control agreement entered into by Intersil and Mr. Bell on April 2, 2007. The Change in Control Agreement provides that in the event that Mr. Bell’s employment terminates due to an involuntary termination or a voluntary termination for good reason within twelve (12) months following the effective date of a change in control (a “Covered Termination”), Intersil will continue to pay his annual base salary for a period of two years. The Company will also make additional payments to Mr. Bell of $287,500 on each of the four subsequent dates when semiannual executive incentive plan bonus payments would be payable to other senior executives of Intersil. If the benefits payable to Mr. Bell under the Executive Change in Control Severance Benefits Agreement are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits payable to Mr. Bell may be reduced if such a reduction results in Mr. Bell receiving a greater net after-tax amount than if such benefits were not reduced. In the event of a Covered Termination, all stock options, deferred stock units, and restricted stock granted to Mr. Bell by Intersil during his employment with Intersil will immediately become fully vested and any such award subject to performance criteria will fully vest in the amount that award would have vested at the performance level achieved through the date of the Covered Termination.

SIGNATURE

Pursuant to the requirements of the Signature Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

Date: April 9, 2008	By:	/s/ Thomas C. Tokos
	Name:	Thomas C. Tokos
	Title:	Vice President, General Counsel and Secretary